UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 3, 2011

Date of Report

(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01. Other Events

As described in the Current Report on Form 8-K of Socket Mobile, Inc. (the “Company”), filed on November 19, 2010, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement”) with an accredited investor (the "Investor") for the private placement (the "Transaction") of a Senior Secured Convertible Note (the “Note”) having a principal amount of $1,000,000 and a Warrant (the “Warrant”) to purchase 500,000 shares of the Company’s common stock. The Note matures on May 19, 2012 if not sooner converted into common stock. The Warrant is exercisable through May 20, 2016 at a price of $2.44 per share. In connection with the Transaction, the Company entered into (i) a registration rights agreement with the Investor (the "Registration Rights Agreement") and (ii) a security agreement in favor of the collateral agent for the Investor (the "Security Agreement"). Copies of these documents including the forms of the Note and the Warrant were filed as exhibits to the Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

On August 4, 2011, the Company reported in a press release attached to this Current Report as Exhibit 99.1 that it had called the Note with a Redemption Date, if not sooner converted, of September 6, 2011. The call notice date was August 3, 2011. The Note balance at the call notice date was $700,394. The Note holder may convert the Note into common stock at the conversion price of $1.50 per share. Any portion of the Note not converted by the Redemption Date will be redeemed by the Company at 125 percent of the Note balance. The Note holder may reduce the call amount to 4.99% of the Company’s outstanding common shares. If such election is made, the Note balance subject to conversion or redemption would be reduced to $322,895. The Company may initiate additional calls at 30 day intervals.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Socket Mobile, Inc. Press Release, dated August 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

By:	/s/ David W. Dunlap
Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

Date: August 4, 2011